EXHIBIT 5.1

                         [BARNES GROUP INC. LETTERHEAD]

                                             May 16, 1997

          Barnes Group Inc.
          123 Main Street
          Bristol, Connecticut  06010

          Ladies and Gentlemen:

                    I am a Vice President and the General Counsel of Barnes Group Inc., a Delaware corporation (the "Compa-ny"), and I have acted as legal counsel to the Company in connection with the filing with the Securities and Ex-change Commission of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Regis-tration Statement"), relating to 1,500,000 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), issuable under the 1991 Barnes Group Stock Incentive Plan adopted April 3, 1991, as amended from time to time (the "Plan").

                    In my capacity as General Counsel of the Compa-ny, I have examined and am familiar with (i) the Regis-tration Statement; (ii) the Plan; (iii) the Restated Certificate of Incorporation and the By-Laws of the Company, each as amended to date; (iv) certain resolu-tions adopted by the Board of Directors of the Company relating to the issuance of the Shares pursuant to the Plan and certain related matters; and (v) such agree-ments, certificates of public officials, certificates of officers or representatives of the Company and others and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opin-ions set forth herein. In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the au-thenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein that I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

                    I am admitted to the Bar of the State of Connecti-cut, and I express no opinion as to the laws of any other jurisdiction.

                    Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized for issuance and, when the Shares have been paid for and certificates therefor have been issued and delivered in accordance with the terms of the Plan, the Shares will be legally issued, fully paid and nonassessable.

                    I consent to the filing of this opinion as an exhibit to the Registration Statement but do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                    I am furnishing this opinion in connection with the filing of the Registration Statement, and it is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person without my express written permission.

                                        Very truly yours,

                                        /s/ William V. Grickis, Jr.
                                        ----------------------------
                                        William V. Grickis, Jr.